Exhibit 10.2

AMENDMENT OF STOCK OPTION GRANT AGREEMENT
UNDER THE BANK OF HAWAII CORPORATION
2004 STOCK AND INCENTIVE COMPENSATION PLAN

Pursuant to the authority of the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Bank of Hawaii Corporation (the “Company”) under the terms of the Company’s 2004 Stock and Incentive Compensation Plan (the “Plan”) and the form of 2012 Nonqualified Stock Option Agreement (the “Agreement”) approved pursuant thereto, the Committee hereby amends the Agreement as follows:

1.    Section 4 of the Agreement is hereby amended in its entirety to read as follows:

4.    Exercise of Option. An Option may be exercised from time to time with respect to all or any portion of the number of Shares with respect to which the Option has become exercisable by written notice to the Corporate Secretary of the Company or other authorized personnel of the Company.

When Optionee gives notice of exercise of the Option, Optionee must pay the full Exercise Price for the Option Shares being purchased. Optionee may make payment: (i) by certified check or bank check payable to the order of the Company; (ii) by delivering (either by actual delivery or attestation) previously acquired shares of Company common stock held by Optionee for at least six months or acquired by Optionee on the open market and having an aggregate fair market value at the time of exercise equal to the full Exercise Price; (iii) by instructing the Company to effect a “net exercise” of the Option, whereby the Company will deliver to the Optionee that number of shares of Company common Stock determined in accordance with the following formula:

X =	Y (A - B)
A

where X equals the number of shares of Company common stock to be issued to Optionee, Y equals the number of Option Shares purchasable under this Option, A equals the closing price of one share of the Company’s Common stock on the last trading day immediately prior to the date of Optionee’s notice of exercise, and B equals the per share exercise price of the Option; or (iv) by a combination thereof. In addition, with the approval of the Committee, the Company may cooperate with the Optionee in arranging a “cashless exercise” of the Option through a broker approved by the Company, under which the broker will sell shares acquired by Optionee upon exercise of the Option and remit to the Company a sufficient portion of the sales proceeds to pay the full Exercise Price and any tax withholding upon such exercise.

This Option shall not be exercised for any fractional shares and no fractional shares shall be issued or delivered. If Optionee fails to pay for any Option Shares specified in the notice of exercise or fails to accept delivery of the Option Shares, the Company may terminate Optionee’s rights to purchase the Option Shares.

2.    All other provisions of the Agreement shall remain in full force and be unaffected by this Amendment.

By order of the Committee, effective as of June 24, 2016.

/s/ Mark A. Rossi
Mark A. Rossi
Vice Chairman, Chief Administrative Officer
General Counsel and Corporate Secretary